2

NAME OF REGISTRANT:
Franklin Tax-Free Trust
File No. 811-4149


EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders.




                     FRANKLIN TAX-FREE TRUST
                          On behalf of
       FRANKLIN TEXAS TAX-FREE INCOME FUND ("Texas Fund")

          MINUTES OF THE SPECIAL SHAREHOLDERS' MEETING

                        February 6, 2003




The  Special  Shareholders' Meeting of  Franklin  Texas  Tax-Free
Income  Fund (the "Texas Fund") was held on February 6,  2003  at
10:00  a.m.  Pacific Time at the offices of the Texas  Fund,  One
Franklin Parkway, San Mateo, California 94403-1906.

Bruce Bohan presided at the Meeting and acted as Secretary.   Mr.
Bohan appointed Joyce L. Sanns to serve as Inspector of Election.

The reading of the "Notice of Special Shareholders' Meeting" dated November 25, 2002 was waived. Mr. Bohan indicated that the Notice of the Meeting and the accompanying Prospectus/Proxy Statement would be entered into the Minutes of the Meeting.

An alphabetical list of shareholders entitled to vote at the Meeting and the proxies that had been executed by the shareholders were then presented. The Inspector of Election reported that on the record date, November 12, 2002, there were 9,732,129.216 shares of the Texas Fund - Class A and 488,943.895 shares of Texas Fund - Class C issued, outstanding and entitled to vote at the Meeting, and that a majority of such shares was represented by proxy at the Meeting and there was the quorum needed to transact the business of the Meeting.

The Chairman then called for voting on the matters set forth in the Prospectus/Proxy Statement. Ms. Sanns, then reported that on the questions, both proposals passed, and the voting was as follows:


     1. Regarding the proposal to approve or disapprove an Agreement and Plan of Reorganization ("Plan") between Tax-Free Trust, on behalf of Texas Fund, and Franklin Federal Tax-Free Income Fund ("Federal Fund") that provides for (i) the acquisition of substantially all of the assets of Texas Fund by Federal Fund in exchange for shares of Federal Fund,
     (ii) the distribution of such shares to the shareholders of Texas Fund, and (iii) the complete liquidation and dissolution of Texas Fund:


     Shares       Shares
      For        Against
  5,622,530.31 209,528.467
       5




 2. Regarding the proposal to transact any other business, not currently contemplated, that may properly come before the
 Meeting:


      Shares       Shares
       For        Against
  5,613,549.705  205,377.8
                     11



There being no further business to come before the Meeting,  upon
motion   duly  made,  seconded  and  carried,  the  Meeting   was
adjourned.



Dated:  February 6, 2003

     /s/Bruce Bohan_________________
Bruce Bohan
     Acting Secretary